Exhibit 99.1
eHealth, Inc. Announces Fourth Quarter and Fiscal 2015 Results

Fourth Quarter 2015 Overview

•	Revenue for fourth quarter of $50.1 million, an increase of 11% compared to the fourth quarter of 2014, and revenue for 2015 of $189.5 million, an increase of 5% compared to 2014.

•
GAAP net loss for fourth quarter of $12.1 million compared to GAAP net loss of $19.2 million for the fourth quarter of 2014, and GAAP net loss for 2015 of $4.8 million compared to GAAP net loss of $16.2 million for 2014.

•
Adjusted EBITDA for fourth quarter of $(9.5) million compared to adjusted EBITDA of $(12.9) million for the fourth quarter of 2014, and adjusted EBITDA for 2015 of $11.1 million compared to adjusted EBITDA of $4.8 million for 2014.

•
Cash flow from operations for fourth quarter was an inflow of $1.2 million compared to an outflow of $4.1 million in the fourth quarter of 2014, and cash flow from operations for 2015 was an inflow of $13.7 million compared to an inflow of $1.8 million for 2014.

•	Total estimated members increased 2% compared to the fourth quarter of 2014.

•	Submitted applications for Medicare Advantage products increased 23% compared to the fourth quarter of 2014, and for 2015 increased 49% compared to 2014.

•	Submitted applications for Individual & Family Plan products increased 14% compared to the fourth quarter of 2014, and for 2015 decreased 5% compared to 2014.

MOUNTAIN VIEW, Calif.-February 23, 2016-eHealth, Inc. (NASDAQ: EHTH), the nation’s first and largest private health insurance exchange, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2015.

Gary Lauer, chief executive officer of eHealth stated, “Our 2015 financial results reflect successful execution of the company’s growth strategy in the Medicare market and our decision to manage the Individual & Family Plan business for profitability and cash flow generation. Our 2015 results and the outlook for 2016 also illustrate how fast we are changing our mix of business.”

GAAP - Fourth Quarter 2015 Results

Revenue-Revenue for the fourth quarter of 2015 totaled $50.1 million, an 11% increase compared to revenue of $45.0 million for the fourth quarter of 2014. Commission revenue for the fourth quarter of 2015 totaled $41.1 million, a 7% increase compared to commission revenue of $38.4 million for the fourth quarter of 2014. Medicare commission revenue was $14.5 million for the fourth quarter of 2015, a 32% increase compared to Medicare commission revenue of $10.9 million for the fourth quarter of 2014.

Loss from Operations-Operating loss for the fourth quarter of 2015 was $12.4 million, compared to operating loss of $13.8 million for the fourth quarter of 2014. Operating margins were (25)% and (31)% in the fourth quarters of 2015 and 2014, respectively.

Pre-tax Loss-Pre-tax loss for the fourth quarter of 2015 was $12.3 million, compared to pre-tax loss of $13.8 million for the fourth quarter of 2014.

Provision (Benefit) for Income Taxes-Benefit for income taxes was $(0.2) million for the fourth quarter of 2015 compared to a provision for income taxes of $5.4 million for the fourth quarter of 2014. Non-cash charges of approximately $11.5 million were recorded during the fourth quarter of 2014 to establish a valuation allowance against deferred tax assets.

Net Loss-Net loss for the fourth quarter of 2015 was $12.1 million, or $(0.67) per diluted share, compared to a net loss of $19.2 million, or $(1.08) per diluted share for the fourth quarter of 2014. The results for the fourth quarter of 2014 included a valuation allowance against deferred tax assets of $11.5 million, or $(0.65) per diluted share.

Non-GAAP - Fourth Quarter 2015 Results

Non-GAAP Loss from Operations-Non-GAAP operating loss for the fourth quarter of 2015 was $10.6 million compared to non-GAAP operating loss of $14.0 million for the fourth quarter of 2014. Non-GAAP operating margins were (21)% and (31)% in the fourth quarters of 2015 and 2014, respectively. Non-GAAP operating loss and margins in the fourth quarter of 2015 exclude $1.6 million of stock-based compensation expense and $0.3 million of intangible asset amortization expense. Non-GAAP operating loss and margins in the fourth quarter of 2014 exclude $(0.7) million of stock-based compensation expense and $0.5 million of intangible asset amortization expense.

Non-GAAP Net Loss-Non-GAAP net loss for the fourth quarter of 2015 was $10.2 million, or $(0.56) per diluted share, compared to non-GAAP net loss of $7.8 million, or $(0.44) per diluted share for the fourth quarter of 2014. Non-GAAP net loss and non-GAAP net loss per diluted share in the fourth quarter of 2015 exclude $1.6 million of stock-based compensation expense, and $0.3 million of intangible asset amortization expense. Non-GAAP net loss and non-GAAP net loss per diluted share in the fourth quarter of 2014 exclude $(0.7) million of stock-based compensation expense, $0.5 million of intangible asset amortization expense and $11.6 million of provision for income taxes, including non-cash charges of $11.5 million to establish a valuation allowance against deferred tax assets.

Adjusted EBITDA-Adjusted EBITDA for the fourth quarter of 2015 was $(9.5) million compared to adjusted EBITDA of $(12.9) million for the fourth quarter of 2014. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring expense, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Membership & Submitted Applications - Fourth Quarter 2015

Membership-Total estimated membership at December 31, 2015 was 1,144,500 members, a 2% increase over estimated membership of 1,117,400 at December 31, 2014. Estimated Medicare membership was 228,900, a 60% increase over estimated membership of 143,500 at December 31, 2014. Estimated individual and family plan membership was 503,300, an 11% decrease over estimated membership of 565,900 at December 31, 2014.

Submitted Applications-Submitted applications for Medicare Advantage products increased 23% in the fourth quarter of 2015 to 52,600 applications, compared to 42,600 applications in the fourth quarter of 2014. Submitted applications for all Medicare products, which includes Medicare Supplement and Prescription Drug Plans, increased 15% in the fourth quarter of 2015 to 74,300 applications, compared to 64,800 applications in the fourth quarter of 2014. Submitted applications for individual and family plan products increased 14% in the fourth quarter of 2015 to 114,600 applications covering 164,600 individuals, compared to 100,400 applications covering 152,000 individuals in the fourth quarter of 2014. Approved members for individual and family plan products increased 22% in the fourth quarter of 2015 to 81,500 members, compared to 66,600 members in the fourth quarter of 2014. Total approved members, including individual and family plan, Medicare plan and other product members, increased 9% to 240,600 members in the fourth quarter of 2015, compared to 219,800 in the fourth quarter of 2014.

Cash - Fourth Quarter 2015

Cash Flows-Cash flows from operations was an inflow of $1.2 million for the fourth quarter of 2015 compared to an outflow of $4.1 million of cash flows from operations for the fourth quarter of 2014.

GAAP - Fiscal 2015 Results

Revenue-Revenue for the year ended December 31, 2015 totaled $189.5 million, a 5% increase compared to revenue of $179.7 million for the year ended December 31, 2014. Commission revenue for the year ended December 31, 2015 totaled $171.3 million, an 8% increase compared to commission revenue of $158.6 million for the year ended December 31, 2014. Medicare commission revenue was $57.1 million for the year ended December 31, 2015, a 63% increase compared to Medicare commission revenue of $35.1 million for the year ended December 31, 2014.

Restructuring Charges-Restructuring charges for the year ended December 31, 2015 were $4.5 million compared to no restructuring charges for the year ended December 31, 2014. In March 2015, we implemented an organizational restructuring and cost reduction plan designed to rebalance our resources and help reduce our cost structure as a result of lower than expected individual and family health insurance plan membership and revenue. As part of the plan, we eliminated approximately 160 full-time positions in the United States, representing approximately 15% of our workforce primarily in our technology and content and customer care and enrollment groups, and to a lesser extent, in our marketing and advertising and general and administrative groups. We incurred pre-tax restructuring charges of approximately $3.9 million for employee termination benefits and related costs as well as $0.6 million in other pre-tax restructuring charges, primarily consisting of facility costs. The majority of the activities comprising the restructuring plan were substantially completed in the first quarter of 2015.

Loss from Operations- Operating loss for the year ended December 31, 2015 was $5.7 million, compared to operating loss of $6.8 million for the year ended December 31, 2014. Operating margins were (3)% for the year ended December 31, 2015, compared to (4)% for the year ended December 31, 2014.

Pre-tax Loss-Pre-tax loss for the year ended December 31, 2015 was $5.6 million, compared to pre-tax loss of $6.9 million for the year ended December 31, 2014.

Provision (Benefit) for Income Taxes-Benefit for income taxes was $(0.8) million for the year ended December 31, 2015 compared to provision for income taxes of $9.3 million for the year ended December 31, 2014. Non-cash charges of approximately $11.5 million were recorded during the fourth quarter of 2014 to establish a valuation allowance against deferred tax assets.

Net Loss-Net loss for the year ended December 31, 2015 was $4.8 million, or $(0.26) per diluted share, compared to net loss of $16.2 million, or $(0.88) per diluted share for the year ended December 31, 2014, which included an $11.5 million, or $(0.65) per diluted share provision for income taxes to record a valuation allowance against deferred tax assets.

Non-GAAP - Fiscal 2015 Results

Non-GAAP Net Income-Non-GAAP net income for the year ended December 31, 2015 was $7.8 million, or $0.43 per diluted share, compared to a non-GAAP net loss of $0.2 million, or $(0.01) per diluted share for the year ended December 31, 2014. Non-GAAP net income and non-GAAP net income per diluted share in the year ended December 31, 2015 exclude $6.9 million of stock-based compensation expense, $1.2 million of intangible asset amortization expense and $4.5 million of restructuring expense (includes $0.1 million of stock-based compensation expense). Non-GAAP net loss and non-GAAP net loss per diluted share in the year ended December 31, 2014 exclude $5.9 million of stock-based compensation expense, $1.5 million of intangible asset amortization expense and $8.6 million of provision for income taxes, including non-cash charges of $11.5 million to establish a valuation allowance against deferred tax assets.

Adjusted EBITDA- Adjusted EBITDA for the year ended December 31, 2015 was $11.1 million compared to adjusted EBITDA of $4.8 million for the year ended December 31, 2014. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring expense, other expense, and net and provision (benefit) for income taxes to GAAP net income (loss).

Cash - Fiscal 2015

Cash Flows-Cash flows from operations was $13.7 million for the year ended December 31, 2015 compared to $1.8 million for the year ended December 31, 2014.

Cash Balance-Cash and cash equivalents as of December 31, 2015 totaled $62.7 million, compared to $51.4 million as of December 31, 2014. The increase in cash and cash equivalents reflects $13.7 million provided by operating activities and $1.6 million from the exercise of common stock options, partially offset by $3.0 million used to purchase property and equipment and $0.9 million to net-share settle equity awards.

2016 Guidance

eHealth is providing guidance for the full year ending December 31, 2016 based on information available as of February 23, 2016. These expectations are forward-looking statements and eHealth assumes no obligation to update these statements. Results may be materially different and are affected by the risk factors and uncertainties identified in this release and in eHealth’s annual and quarterly filings with the Securities and Exchange Commission.

•	Total revenue is expected to be in the range of $195 million to $203 million.

•	Adjusted EBITDA* is expected to be in the range of $11.5 million to $17.0 million.

•	Non-GAAP net income per diluted share** is expected to be in the range of $0.38 to $0.68 per share.

•	Stock-based compensation is expected to be in the range of $6.5 million to $8.0 million.

* Adjusted EBITDA is calculated by adding stock-based compensation expense, depreciation and amortization expense, including intangible asset amortization expense, restructuring expense, other (income) expense, net and provision (benefit) for income taxes to GAAP net income.

** Non-GAAP net income per diluted share is calculated by excluding stock-based compensation expense, intangible asset amortization expense, restructuring expense and the estimated tax benefit relating to these expenses.

Webcast and Conference Call Information
A Webcast and conference call will be held today, Wednesday, February 23, 2016 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time. The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 44000337. A telephone replay will be available two hours following the conclusion of the call for a period of 7 days and can be accessed by dialing (855)859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 44000337. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, the nation's first and largest private health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding membership estimates for the fourth quarter and year ended December 31, 2015; our Guidance for 2016; our strategy to manage our individual and family health insurance plan business for profitability and cash flow generation; our growth strategy in the Medicare market; the utility to our investors of the non-GAAP financial measures presented in this release and our guidance for total revenue, EBITDA, Non-GAAP net income per diluted share and stock based compensation for the full year ending December 31, 2016. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the impact of healthcare reform; our ability to retain existing members and enroll a large number of new members during the annual healthcare reform open enrollment period and Medicare annual enrollment period; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges; competition, including competition from government-run health insurance exchanges; reduction in commission rates; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; product offerings among carriers and the resulting impact on our commission revenue; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; timing of commission payments from health insurance carriers; medical loss ratio requirements; delays in our receipt of items required to recognize Medicare revenue; changes in member conversion rates; our ability to accurately estimate membership; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumers satisfaction of our service; changes in competitive landscape; our ability to attract and to convert online visitors into paying members; changes in products offered on our ecommerce platform; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; reliance on marketing partners; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; difficulties, delays, unexpected costs and an inability to achieve anticipated cost savings from our recently implemented cost reduction program; changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Non-GAAP Financial Information
This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; earnings and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share.

•	Non-GAAP operating income (loss) for the fourth quarter of 2015 consists of GAAP operating income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718, and

▪	intangible asset amortization expense.

•	Non-GAAP operating income (loss) for the year ended December 31, 2015 consists of GAAP operating income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

▪	restructuring charges,

▪	intangible asset amortization expense,

▪	the related income tax benefits of these excluded expenses, and

▪	provision for income taxes to establish a valuation allowance against deferred tax assets

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss). EBITDA is the same as Adjusted EBITDA other than it does not add restructuring charges to GAAP net income (loss) given that there were no restructuring charges in the applicable period.

eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provides an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, Adjusted EBITDA/EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. The company has not reconciled Adjusted EBITDA or Non-GAAP net income per diluted share guidance to GAAP net income or GAAP net income per diluted share because it does not provide guidance for the reconciling items between these measures and GAAP net income or GAAP net income per diluted share, respectively. As certain of the items that impact GAAP net income and GAAP net income or GAAP net income per diluted share cannot be reasonably predicted at this time, the Company is unable to provide such guidance. Accordingly, a reconciliation to net income is not available without unreasonable effort.

Investor Relations Contact:
Kate Sidorovich CFA
Vice President, Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)
# # #

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2014	December 31, 2015
Assets	(1)	(unaudited)
Current assets:
Cash and cash equivalents	$51,415	$62,710
Accounts receivable	8,200	9,647
Prepaid expenses and other current assets	6,474	5,185
Total current assets	66,089	77,542
Property and equipment, net	9,640	7,364
Other assets	6,065	4,697
Intangible assets, net	10,774	9,620
Goodwill	14,096	14,096
Total assets	106,664	113,319

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,961	$3,012
Accrued compensation and benefits	8,204	14,386
Accrued marketing expenses	8,707	10,698
Deferred revenue	869	392
Accrued restructuring	—	223
Other current liabilities	2,996	3,225
Total current liabilities	26,737	31,936
Non-current liabilities	6,449	4,962

Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	259,007	266,699
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	14,261	9,498
Accumulated other comprehensive income	179	193
Total stockholders’ equity	73,478	76,421
Total liabilities and stockholders’ equity	$106,664	$113,319

(1)	The condensed consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date.

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(In thousands, except per share amounts, unaudited)

	Three months ended December 31,		Fiscal Year ended December 31,
	2014	2015	2014	2015

Revenue
Commission	$38,359	$41,100	$158,626	$171,257
Other	6,616	9,035	21,051	18,284
Total revenue	44,975	50,135	179,677	189,541
Operating costs and expenses:
Cost of revenue	744	651	4,494	4,178
Marketing and advertising (1)	27,786	31,486	69,732	75,571
Customer care and enrollment (1)	14,353	13,559	42,745	42,540
Technology and content (1)	10,070	8,951	40,390	36,351
General and administrative (1)	5,321	7,620	27,549	30,858
Restructuring charges	—	—	—	4,541
Amortization of intangible assets	467	260	1,529	1,153
Total operating costs and expenses	58,741	62,527	186,439	195,192
Loss from operations	(13,766)	(12,392)	(6,762)	(5,651)
Other income (expense), net	(17)	95	(98)	45
Loss before provision (benefit) for income taxes	(13,783)	(12,297)	(6,860)	(5,606)
Provision (benefit) for income taxes	5,416	(231)	9,345	(843)
Net loss	$(19,199)	$(12,066)	$(16,205)	$(4,763)

Net loss per share:
Basic	$(1.08)	$(0.67)	$(0.88)	$(0.26)
Diluted	$(1.08)	$(0.67)	$(0.88)	$(0.26)

Weighted-average number of shares used in per share amounts:
Basic	17,822	18,124	18,367	18,008
Diluted	17,822	18,124	18,367	18,008

(1) Includes stock-based compensation as follows:
Marketing and advertising	$(265)	$452	$1,692	$1,950
Customer care and enrollment	102	111	386	477
Technology and content	61	420	1,611	1,728
General and administrative	(606)	585	2,188	2,734
Restructuring charges	—	—	—	113
Total	$(708)	$1,568	$5,877	$7,002

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2014	2015	2014	2015
Operating activities
Net loss	$(19,199)	$(12,066)	$(16,205)	$(4,763)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	7,814	43	9,163	101
Depreciation and amortization	1,081	1,026	4,192	4,148
Amortization of internally-developed software	158	178	483	627
Amortization of book-of-business consideration	89	8	1,998	2,006
Amortization of intangible assets	467	260	1,529	1,153
Stock-based compensation expense	(708)	1,568	5,877	7,002
Deferred rent and other	85	42	154	106
Changes in operating assets and liabilities:
Accounts receivable	(2,322)	(815)	(3,614)	(1,447)
Prepaid expenses and other assets	364	2,134	(1,033)	997
Accounts payable	3,193	943	1,581	(2,949)
Accrued compensation and benefits	71	3,143	(2,084)	6,180
Accrued marketing expenses	6,243	9,402	480	1,991
Deferred revenue	(1,563)	(3,292)	(1,143)	(642)
Accrued restructuring charges	—	(56)	—	433
Other liabilities	147	(1,294)	401	(1,247)
Net cash provided by (used in) operating activities	(4,080)	1,224	1,779	13,696

Investing activities
Purchases of property and equipment and other assets	(269)	(661)	(3,604)	(2,996)
Purchase of intangible asset	—	—	(4,500)	—
Net cash used in investing activities	(269)	(661)	(8,104)	(2,996)

Financing activities
Net proceeds from exercise of common stock options	210	246	4,112	1,572
Cash used to net-share settle equity awards	(10)	(98)	(3,516)	(922)
Excess tax benefits from stock-based compensation	(2,501)	—	147	—
Repurchase of common stock	—	—	(50,000)	—
Principle payments in connection with capital leases	(17)	(16)	(74)	(73)
Net cash provided by (used in) financing activities	(2,318)	132	(49,331)	577

Effect of exchange rate changes on cash and cash equivalents	2	(1)	16	18

Net increase (decrease) in cash and cash equivalents	(6,665)	694	(55,640)	11,295
Cash and cash equivalents at beginning of period	58,080	62,016	107,055	51,415
Cash and cash equivalents at end of period	$51,415	$62,710	$51,415	$62,710

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2015	Percentage Change	2014	2015	Percentage Change

Submitted applications:
Medicare submitted applications (1)	64,800	74,300	15%	104,700	132,300	26%
IFP submitted applications (2)	100,400	114,600	14%	318,500	301,000	(5)%
Other submitted applications (3)	97,100	107,900	11%	366,400	346,000	(6)%
Total submitted applications (4)	262,300	296,800	13%	789,600	779,300	(1)%

Medicare Advantage submitted applications (5)	42,600	52,600	23%	64,500	96,200	49%

Commission revenue (in thousands):
Medicare commission revenue (6)	$10,933	$14,465	32%	$35,099	$57,113	63%
IFP commission revenue (7)	20,247	19,745	(2)%	96,666	87,186	(10)%
Other commission revenue (8)	7,179	6,890	(4)%	26,861	26,958	—%
Total commission revenue (9)	$38,359	$41,100	7%	$158,626	$171,257	8%

	As of December 31,
	2014	2015	Percentage Change
Estimated membership:
Medicare estimated membership (10)	143,500	228,900	60%
IFP estimated membership (11)	565,900	503,300	(11)%
Other estimated membership (12)	408,000	412,300	1%
Total estimated membership (13)	1,117,400	1,144,500	2%

Notes:

(1)
Medicare-related health insurance applications submitted on eHealth’s website or through eHealth's customer care center during the period, including Medicare Advantage, Medicare Part D Prescription drug and Medicare Supplement plans. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(2)
Major medical Individual and Family plan ("IFP") health insurance applications submitted on eHealth’s website during the period. Applications are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information and providing an electronic signature. In addition, an applicant may submit more than one application. We define our “IFP” offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans (primarily consisting of short-term, dental, life, vision, and accident insurance plans).

(3)
Applications for health insurance plans other than Medicare and IFP submitted on eHealth’s website during the period. Applications for ancillary plans are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. Applications for small business plans are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(4)
Applications for all health insurance plans submitted on eHealth’s website or through eHealth's customer care center during the period. See notes (1), (2) and (3) above for further information as to what constitutes a submitted application.

(5)
Medicare Advantage plan health insurance applications submitted on eHealth’s website or through eHealth's customer care center during the period. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application. Medicare Advantage submitted applications are included in Medicare submitted applications - See note (2) above.

(6)	Commission revenue recognized on all Medicare-related health insurance during the period.
(7)	Commission revenue recognized on all IFP health insurance during the period, including commission overrides.
(8)	Commission revenue recognized on all insurance other than Medicare-related health insurance and IFP health insurance during the period.
(9)	Total commission revenue recognized on all insurance plans during the period.
(10)
Estimated number of members active on Medicare-related health insurance as of the date indicated. See the note below for additional information regarding our calculation of Medicare estimated membership.

(11)	Estimated number of members active on IFP health insurance plans as of the date indicated. See the note below for additional information regarding our calculation of IFP estimated membership.
(12)
Estimated number of members active on insurance plans other than Medicare-related health insurance and IFP health insurance plans as of the date indicated. See the note below for additional information regarding our calculation of other estimated membership.

(13)	Estimated number of members active on all insurance plans as of the date indicated. See the note below for additional information regarding our calculation of total estimated membership.

Note:
Health insurance carriers bill and collect insurance premiums paid by our members. Health insurance carriers do not report to us the number of members that we have as of a given date. The majority of our non-Medicare members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our non-Medicare members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date. We estimate the number of continuing members on all policies as of a specific date as follows:

•
For Medicare-related health insurance plans, we take the number of members for whom we have received or applied a commission payment prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations, including rapid disenrollment).

•
For IFP health insurance plans, we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for the month that is six months prior to the date of estimation after reducing that number using historical experience for assumed member cancellations over the six-month period; and (ii) the number of approved members over the six-month period prior to the date of estimation after reducing that number by the percentage of members who do not accept their approved policy from the same month of the previous year for each of the six months prior to the date of estimation and for estimated member cancellations through the date of the estimate.

•
For ancillary health insurance plans (such as short-term, dental, vision, accident and student), we take the sum of (i) the number of members for whom we have received or applied a commission payment for the month that is one to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the one to three-

month period); and (ii) the number of approved members over the one to three-month period prior to the date of estimation (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers. For small business health insurance plans, we estimate the number of members using the number of initial members at the time the group is approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier in the period it is reported. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us.

Health insurance carriers often do not communicate policy cancellation information to us. We often are made aware of policy cancellations at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

A member who purchases and is active on multiple standalone insurance plans will be counted as a member more than once. For example, a member who is active on both an individual and family health insurance plan and a standalone dental plan will be counted as two continuing members.

After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. In addition, and as a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions such as health care reform implementation on our membership retention. Health care reform and other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED DECEMBER 31, 2015
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31, 2015
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$41,100	82%	$—	$41,100	82%
Other	9,035	18	—	9,035	18
Total revenue	50,135	100	—	50,135	100
Operating costs and expenses:
Cost of revenue	651	1	—	651	1
Marketing and advertising (1)	31,486	63	(452)	31,034	62
Customer care and enrollment (1)	13,559	27	(111)	13,448	27
Technology and content (1)	8,951	18	(420)	8,531	17
General and administrative (1)	7,620	15	(585)	7,035	14
Restructuring charges (2)	—	—	—	—	—
Amortization of intangible assets (2)	260	1	(260)	—	—
Total operating costs and expenses	62,527	125	(1,828)	60,699	121
Income (loss) from operations	(12,392)	(25)	1,828	(10,564)	(21)
Other expense, net	95	—	—	95	—
Income (loss) before provision (benefit) for income taxes	(12,297)	(25)	1,828	(10,469)	(21)
Provision (benefit) for income taxes	(231)	—	—	(231)	—
Net income (loss) (3)	$(12,066)	(24)%	$1,828	$(10,238)	(20)%

Net income (loss) per share: (3)
Basic - common stock	$(0.67)		$0.10	$(0.56)
Diluted - common stock	$(0.67)		$0.10	$(0.56)

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,124		18,124	18,124
Diluted - common stock	18,124		18,124	18,124

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP net income (loss) and non-GAAP net income (loss) per share excludes stock-based compensation expense listed in note (1) above, and the intangible asset amortization expense listed in note (2) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED DECEMBER 31, 2014
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31, 2014
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$38,359	85%	$—	$38,359	85%
Other	6,616	15	—	6,616	15
Total revenue	44,975	100	—	44,975	100
Operating costs and expenses:
Cost of revenue	744	2	—	744	2
Marketing and advertising (1)	27,786	62	265	28,051	62
Customer care and enrollment (1)	14,353	32	(102)	14,251	32
Technology and content (1)	10,070	22	(61)	10,009	22
General and administrative (1)	5,321	12	606	5,927	13
Amortization of intangible assets (2)	467	1	(467)	—	—
Total operating costs and expenses	58,741	131	241	58,982	131
Income (loss) from operations	(13,766)	(31)	(241)	(14,007)	(31)
Other expense, net	(17)	—	—	(17)	—
Income (loss) before provision (benefit) for income taxes	(13,783)	(31)	(241)	(14,024)	(31)
Provision (benefit) for income taxes (3)	5,416	12	(11,623)	(6,207)	(14)
Net income (loss) (4)	$(19,199)	(43)%	$11,382	$(7,817)	(17)%

Net income (loss) per share: (4)
Basic - common stock	$(1.08)		$0.64	$(0.44)
Diluted - common stock	$(1.08)		$0.64	$(0.44)

Weighted-average number of shares used in per share amounts:
Basic - common stock	17,822		17,822	17,822
Diluted - common stock	17,822		17,822	17,822

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP provision (benefit) for income taxes excludes the estimated income tax benefits related to stock-based compensation expense listed in note (1) above and intangible asset amortization expense listed in note (2) above totaling $0.1 million and provision for income taxes to record a valuation allowance against deferred tax assets of $11.5 million.

(4)
Non-GAAP net income and non-GAAP net income per share exclude stock-based compensation expense listed in note (1) above, intangible asset amortization expense listed in note (2) above, and the provision of income taxes listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015
(In thousands, except per share amounts, unaudited)

	Fiscal Year Ended December 31, 2015
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$171,257	90%	$—	$171,257	90%
Other	18,284	10	—	18,284	10
Total revenue	189,541	100	—	189,541	100
Operating costs and expenses:
Cost of revenue-sharing	4,178	2	—	4,178	2
Marketing and advertising (1)	75,571	40	(1,950)	73,621	39
Customer care and enrollment (1)	42,540	22	(477)	42,063	22
Technology and content (1)	36,351	19	(1,728)	34,623	18
General and administrative (1)	30,858	16	(2,734)	28,124	15
Restructuring charges (2)	4,541	2	(4,541)	—	—
Amortization of intangible assets (3)	1,153	1	(1,153)	—	—
Total operating costs and expenses	195,192	103	(12,583)	182,609	96
Income (loss) from operations	(5,651)	(3)	12,583	6,932	4
Other expense, net	45	—	—	45	—
Income (loss) before provision (benefit) for income taxes	(5,606)	(3)	12,583	6,977	4
Provision (benefit) for income taxes	(843)	—	—	(843)	—
Net income (loss) (4)	$(4,763)	(3)%	$12,583	$7,820	4%

Net income (loss) per share: (4)
Basic - common stock	$(0.26)		$0.70	$0.43
Diluted - common stock	$(0.26)		$0.69	$0.43

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,008		18,008	18,008
Diluted - common stock	18,008		18,119	18,119

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude restructuring charges.
(3)	Non-GAAP results exclude intangible asset amortization expense.
(4)
Non-GAAP net income and non-GAAP net income per share excludes stock-based compensation expense listed in note (1) above, restructuring charges listed in note (2) above and intangible asset amortization expense listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014
(In thousands, except per share amounts, unaudited)

	Fiscal Year Ended December 31, 2014
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$158,626	88%	$—	$158,626	88%
Other	21,051	12	—	21,051	12
Total revenue	179,677	100	—	179,677	100
Operating costs and expenses:
Cost of revenue-sharing	4,494	3	—	4,494	3
Marketing and advertising (1)	69,732	39	(1,692)	68,040	38
Customer care and enrollment (1)	42,745	24	(386)	42,359	24
Technology and content (1)	40,390	22	(1,611)	38,779	22
General and administrative (1)	27,549	15	(2,188)	25,361	14
Amortization of intangible assets (2)	1,529	1	(1,529)	—	—
Total operating costs and expenses	186,439	104	(7,406)	179,033	100
Income (loss) from operations	(6,762)	(4)	7,406	644	—
Other expense, net	(98)	—	—	(98)	—
Income (loss) before provision for income taxes	(6,860)	(4)	7,406	546	—
Provision (benefit) for income taxes (3)	9,345	5	(8,550)	795	—
Net income (loss) (4)	$(16,205)	(9)%	$15,956	$(249)	—%

Net income per share: (4)
Basic - common stock	$(0.88)		$0.87	$(0.01)
Diluted - common stock	$(0.88)		$0.87	$(0.01)

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,367		18,367	18,367
Diluted - common stock	18,367		18,367	18,367

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP provision (benefit) for income taxes excludes the estimated income tax benefits related to stock-based compensation expense listed in note (1) above and intangible asset amortization expense listed in note (2) above totaling $3.0 million and provision for income taxes to record a valuation allowance against deferred tax assets of $11.5 million.

(4)
Non-GAAP net income and non-GAAP net income per share excludes stock-based compensation expense listed in note (1) above, intangible asset amortization expense listed in note (2) above and the estimated income tax benefit and provision for income taxes listed in note (3) above.

EHEALTH, INC.
GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA RECONCILIATION
FOR THE THREE MONTHS AND FISCAL YEAR ENDED DECEMBER 31, 2014 AND 2015
(In thousands, unaudited)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2014	2015	2014	2015
Net loss	$(19,199)	$(12,066)	$(16,205)	$(4,763)
Stock-based compensation expense (1)	(708)	1,568	5,877	6,889
Depreciation and amortization (2)	1,081	1,026	4,192	4,148
Amortization of intangible assets (2)	467	260	1,529	1,153
Restructuring charges (3)	—	—	—	4,541
Other expense (income), net (4)	17	(95)	98	(45)
Provision (benefit) for income taxes (5)	5,416	(231)	9,345	(843)
Adjusted EBITDA	$(12,926)	$(9,538)	$4,836	$11,080

Explanation of adjustments

(1)
Non-GAAP Adjusted EBITDA excludes the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718, excluding for Adjusted EBITDA $113,000 included in restructuring charges for the fiscal year ended December 31, 2015.

(2)	Non-GAAP Adjusted EBITDA excludes depreciation and amortization expense, including intangible asset amortization expense.
(3)	Non-GAAP Adjusted EBITDA excludes restructuring charges, including $113,000 of stock based compensation expense included in restructuring for the fiscal year ended December 31, 2015.
(4)	Non-GAAP Adjusted EBITDA excludes other expense (income), net.
(5)	Non-GAAP Adjusted EBITDA excludes income tax expense (benefit).